Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Results from its Annual Meeting of Stockholders

Plymouth Meeting, PA — May 12, 2004, — Genaera Corporation (NASDAQ: GENR) today announced the results of the matters voted upon by stockholders at its Annual Meeting held on May 11, 2004. Each of the three matters voted upon by stockholders was approved. As a result, the six nominees for directors were elected to the Board of Directors, KPMG LLP was appointed as independent accountants for the fiscal year ending December 31, 2004, and the Genaera Corporation 2004 Stock-Based Incentive Compensation Plan was adopted. In addition, an overview of Genaera’s development programs was given at the meeting.

“Genaera has begun Phase II trials in AMD this quarter and we are making excellent progress toward starting Phase III trials in AMD in early 2005. While one of our highest priorities is expediting squalamine’s commercialization timeline for wet AMD, Genaera has several complementary development programs that continue to make significant progress as well,” commented Roy C. Levitt, MD, President and Chief Executive Officer of Genaera. “In particular, our squalamine oncology program has generated positive data in non-small cell lung cancer (NSCLC) and ovarian cancer and we are currently enrolling patients in a Phase II controlled trial for prostate cancer. The prostate cancer trial is supported by a grant for $1.1 million from the U.S. Department of Defense. Later this year we expect to provide an update on our NSCLC and prostate cancer trials.”

Dr. Levitt continued, “We also have two genomics-based programs. The first is the IL9 antibody treatment for asthma, partnered with MedImmune, who filed an IND with the FDA late last year. We expect MedImmune to begin Phase I trials this year with a humanized neutralizing antibody to IL9 as a treatment for asthma. A Phase I clinical start will trigger a modest early clinical milestone payment for Genaera. Within the second genomics program, we are enhancing our patent position for the mucoregulator program, including our proprietary drug target hCLCA1, and small molecule inhibitor of hCLCA1 dependent mucus overproduction, called LOMUCIN™. We have a grant for up to $1.7 million from our partner, The Cystic Fibrosis Foundation, to fund Phase II development for LOMUCIN in cystic fibrosis. Genaera is working with the CF Foundation, certain clinical sites in Europe, and the European regulatory authorities to determine the next steps in the development of LOMUCIN in cystic fibrosis. We appreciate the support of our stockholders and look forward to communicating progress on our programs throughout the year.”

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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